Exhibit 99.1

Contact:	William J. Schoen
Chairman
Health Management Associates, Inc.
(239) 598-3131

HEALTH MANAGEMENT ASSOCIATES, INC.

PROMOTES BURKE W. WHITMAN TO

CHIEF EXECUTIVE OFFICER

NAPLES, FLORIDA (May 29, 2007) — Health Management Associates, Inc. (NYSE: HMA) announced today the promotion of Mr. Burke W. Whitman, 51, to Chief Executive Officer, effective June 1, 2007. Mr. Whitman joined the Company in January 2006 as President and Chief Operating Officer. He will now serve as President and Chief Executive Officer. Prior to joining Health Management Associates, Inc., Mr. Whitman was Executive Vice President and Chief Financial Officer for a major hospital company. He also serves as a Colonel in the U.S. Marine Corps Reserve and served on active duty in Iraq in 2005. The Board of Directors has also appointed Mr. Whitman to serve as a board member. Mr. Whitman holds a BA degree from Dartmouth College and an MBA from Harvard University.

Joseph V. Vumbacco, 61, Vice Chairman, joined HMA in January 1996 and has served as HMA’s Chief Executive Officer for over six years. Mr. Vumbacco will continue as Vice Chairman and will assume new responsibilities including consulting on construction projects, legal issues and Federal and state governmental relations.

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. HMA currently operates 61 hospitals in 16 states with approximately 8,700 licensed beds.

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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HEALTH MANAGEMENT ASSOCIATES INC. 5811 PELICAN BAY BOULEVARD SUITE 500 NAPLES, FL 34108